EXHIBIT 2(c)(i)

THIS DEED is made on 6 May 2013

BETWEEN

(1)	THE DOW CHEMICAL COMPANY, a company incorporated in the State of Delaware U.S.A., whose address is at 2030 Dow Center, Midland, MI 48674, U.S.A. ("Dow"); and

(2)	PETROCHEMICAL INDUSTRIES COMPANY (K.S.C.), a company incorporated in the State of Kuwait, having its registered office at PO Box 1084, Safat, 13011, Kuwait ("PIC").

(Each a "Party", together the "Parties")

WHEREAS

(A)
Dow and PIC were each parties to a Joint Venture Formation Agreement dated 28 November 2008 (the "JVFA"), pursuant to which certain transactions set forth therein (together the "Transactions") were to close on or about 2 January 2009. The Transactions did not close.

(B)
On 18 February 2009 Dow commenced an arbitration (ICC case number 16127/JEM/MLK/ARP/MD) against PIC pursuant to an Umbrella Arbitration Agreement dated 28 November 2008 (the "UAA") between them to recover the damages Dow claimed to have suffered as the result of PIC's failure to close the Transactions in breach of the JVFA.

(C)
An arbitral tribunal (the "Arbitral Tribunal") was appointed. It heard Dow's claim and PIC's defences to that claim and then made two awards, namely: (i) a Partial Award dated 21 May 2012 (the "Partial Award") in which it found PIC had breached the JVFA and awarded Dow US$2,161,050,000 in damages from PIC for that breach; and (ii) a Final Award dated 28 February 2013 (the "Final Award") in which it awarded Dow the following from PIC: (a) interest with respect to the damages suffered by Dow and identified in the Partial Award in the amount, through 31 January 2013, of US$275,749,697 and, through 5 May 2013, US$295,820,817; (b) Dow's costs of the arbitration (including legal fees) in the amount of US$33,693,163; and (c) interest on Dow's costs of arbitration in the amount, through 31 January 2013, US$2,253,653 and, through 5 May 2013, US$2,547,337.

(D)
PIC has not currently paid Dow any of the sums owing to Dow under the Partial Award or the Final Award (together the "Awards"). PIC also owes Dow further sums for Dow's costs in English High Court proceedings (Commercial Court) 2012 Folio 808 (the "Court Costs", which term shall not include any sums already paid by PIC to Dow with respect to the cost of those proceedings, such sums falling outside the scope of this Deed) pursuant to the order of Mr Justice Andrew Smith sealed on 25 October 2012. A request for detailed assessment of the costs of those proceedings (the "Detailed Costs Assessment") was filed by Dow with the English High Court on 17 April 2013.

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EXHIBIT 2(c)(i)

(E)	The Parties have now reached agreement on a full and final settlement of claims relating to the JVFA and they wish to record the terms of that settlement in this Deed.

IT IS AGREED

1.	Definitions and interpretation

In this Deed, words denoting the singular shall include the plural and vice versa and capitalised terms which are not defined in this Deed shall have the meanings set out in the Schedule hereto except where stated to the contrary.

2.    Settlement

2.1	PIC shall pay US$2,194,743,163 (the "Settlement Payment") to the Dow Account as follows:

(1)	US$100,000,000 shall be paid for value on or before 6 May 2013 (the "Partial Payment"); and

(2)	US$2,094,743,163 shall be paid for value on or before 7 May 2013 (the "Final Payment").

2.2    Upon the timely receipt by Dow of both the Partial Payment and the Final Payment:

(1)    The Claims shall be fully and finally settled;

(2)	Dow irrevocably releases and forever discharges PIC from any and all Claims;

(3)	PIC irrevocably releases and forever discharges Dow from any and all Claims;

(4)
Dow agrees not to commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against PIC any Claim and not to commence any enforcement action in respect of the Awards in any jurisdiction and in the event that Dow breaches this provision, it fully indemnifies PIC for all costs and damages that PIC may incur as a result of such breach;

(5)
PIC agrees not to commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against Dow any Claim and in the event that PIC breaches this provision, it fully indemnifies Dow for all costs and damages that Dow may incur as a result of such breach; and

(6)
Dow agrees that it will not seek any further payment of Court Costs from PIC and that each Party should bear its own costs in relation to the Court Costs. To that end, the Parties will within seven days of receipt by Dow of the Settlement Payment initiate such actions as may be required to end the Detailed Costs Assessment on those terms and then proceed to take those actions as soon as is reasonably practicable.

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3.    Miscellaneous

3.1
If Dow does not timely receive the Settlement Payment as provided in clause 2.1 above, it shall have the right to terminate this Deed. If Dow exercises that right of termination, any cause of action for breach of this Deed which exists at the time of termination shall be extinguished and Dow's rights to enforce and collect upon the Awards shall remain in full force and effect as if this Deed had never been entered into.

3.2
This Deed constitutes the entire understanding and agreement between the Parties in relation to the subject matter of this Deed and each Party acknowledges that it has not entered into this Deed in reliance wholly or partly on any representation or warranty made by the other Party (whether orally or in writing) other than as expressly set out herein. Nothing in this clause 3.2 shall limit or exclude any liability for fraud.

3.3
If any provision of this Deed is found to be void or unenforceable, that provision shall be deemed to be deleted from this Deed and the remaining provisions of this Deed shall continue in full force and effect and the parties shall use their respective reasonable endeavours to procure that any such provision is replaced by a provision which is valid and enforceable, and which gives effect to the spirit and intent of this Deed.

3.4
To the extent that any Party may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), such Party hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction. The execution, delivery and performance of this Deed constitute private and commercial acts.

3.5	The Parties agree that the terms of this Deed are not enforceable by any third party under the Contracts (Rights of Third Parties) Act 1999.

3.6	This Deed may be executed in any number of counterparts which together shall constitute one deed.

3.7	This Deed, and any non-contractual obligations arising directly or indirectly out of or in connection with it, shall be governed by, and construed in accordance with, English law.

3.8
Any dispute arising out of or in connection with this Deed shall be treated as if it were a "Dispute" for the purposes of the UAA (as that term is used therein) and, as such, shall be referred to and finally determined by arbitration in accordance with the provisions of the UAA.

3.9	The Parties agree that this Deed shall remain confidential until the earlier of either timely receipt of the Settlement Payment or termination of this Deed by Dow under clause 3.1 above.

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EXHIBIT 2(c)(i)

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

THE DOW CHEMICAL COMPANY

Executed as a deed on behalf of THE DOW CHEMICAL COMPANY, a company incorporated in the State of Delaware U.S.A., by the person named below, being a person who, in accordance with the laws of that territory, is acting under the authority of the company
) ) ) ) ) ) ) )

Name:	/s/ ANDREW N. LIVERIS

Title:	President, Chief Executive Officer and Chairman of the Board

PETROCHEMICAL INDUSTRIES COMPANY K.S.C.

Executed as a deed on behalf of PETROCHEMICAL INDUSTRIES COMPANY K.S.C., a company incorporated in the State of Kuwait, by the person named below, being a person who, in accordance with the laws of that territory, is acting under the authority of the company
) ) ) ) ) ) ) )

Name:	/s/ MAHA HUSSAIN

Title:	Chairman and Managing Director

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Schedule

"Claims" shall mean any and all claims, counter-claims, demands, liabilities, damages, costs, losses, expenses, rights of set-off, proceedings, causes or rights of action, whether at law or in equity, of whatsoever nature in any jurisdiction whether secured, proprietary, by way of tracing, priority or otherwise, whether by way of contribution, subrogation or otherwise whether known or unknown, suspected or unsuspected, actual or contingent which arise out of, in connection with or relate to the JVFA or the Transactions including (for the avoidance of doubt) any Claims in relation to the Awards or the Court Costs.

"Dow Account" shall mean the following bank account

Name on Account:    The Dow Chemical Company

Bank:	######## ##### ### ####

Account:	########

ABA:	#########

BIC:	###########

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